Exhibit 4.3

Replacement Capital Covenant, dated as of November 15, 2006 (this ‘‘Replacement Capital Covenant’’), by Aspen Insurance Holdings Limited, a limited company duly organized and existing under the laws of Bermuda (together with its successors and assigns, the ‘‘Company’’), in favor of and for the benefit of each Covered Debtholder (as defined below).

Recitals

A.    On the date hereof, the Company is issuing 8,000,000 Perpetual Non-Cumulative Preference Shares, liquidation preference $25 per share (the ‘‘Preference Shares’’). The Company may from time to time elect to issue additional Preference Shares, and all such additional Preference Shares would be deemed to form a single series with the 8,000,000 Preference Shares being issued on the date hereof. In such event, the term ‘‘Preference Shares’’ shall include these additional Preference Shares.

B.    The Preference Shares and this Replacement Capital Covenant are described in the Prospectus Supplement, dated November 10, 2006, filed with the United States Securities and Exchange Commission (the ‘‘Commission’’) by the Company pursuant to Rule 424(b)(2) on November 13, 2006 relating to the offering of Preference Shares.

C.    The Company is entering into and disclosing the content of this Replacement Capital Covenant in the manner provided below with the intent that the covenants provided for in this Replacement Capital Covenant be enforceable by each Covered Debtholder and that the Company be estopped from disregarding the covenants in this Replacement Capital Covenant, in each case to the fullest extent permitted by applicable law.

D.    The Company acknowledges that reliance by each Covered Debtholder upon the covenants in this Replacement Capital Covenant is reasonable and foreseeable by the Company and that, were the Company to disregard its covenants in this Replacement Capital Covenant, each Covered Debtholder would have sustained an injury as a result of its reliance on such covenants.

NOW, THEREFORE, the Company hereby covenants and agrees as follows in favor of and for the benefit of each Covered Debtholder.

SECTION 1. Definitions. Capitalized terms used in this Replacement Capital Covenant (including the Recitals) have the meanings set forth in Schedule I hereto.

SECTION 2. Limitations on Redemption or Repurchase of Preference Shares. The Company hereby promises and covenants to and for the benefit of each Covered Debtholder that, on or before November 15, 2046, neither the Company nor any of its subsidiaries shall redeem or repurchase all or any part of the Preference Shares, except to the extent that the applicable redemption or repurchase price does not exceed the sum of the following amounts:

(i) the Applicable Percentage of the aggregate amount of net cash proceeds received by the Company and its Subsidiaries from the sale of Ordinary Shares and rights to acquire Ordinary Shares to Persons other than the Company and its Subsidiaries; plus

(ii) 100% of the aggregate amount of net cash proceeds received by the Company and its Subsidiaries from the sale of Mandatorily Convertible Preference Shares and Debt Exchangeable into Equity to Persons other than the Company and its Subsidiaries; plus

(iii) 100% of the aggregate amount of net cash proceeds received by the Company and its Subsidiaries from the sale of any other Qualifying Replacement Capital Securities to Persons other than the Company and its Subsidiaries;

in each case during the six months prior to the applicable redemption or repurchase.

SECTION 3. Covered Debt.

(a)    The Company represents and warrants that the Initial Covered Debt is Eligible Debt.

(b)    The Company shall follow the procedures set forth in Section 3(c) for redesignating the Covered Debt in the event that the Covered Debt then in effect is Eligible Senior Debt and the

Company subsequently issues Eligible Subordinated Debt, in which case the Company shall redesignate such newly-issued Eligible Subordinated Debt as the Covered Debt. In addition, the Company shall follow the procedures set forth in Section 3(c) for redesignating the Covered Debt on (i) the date that is two years prior to the final maturity date of the Covered Debt then in effect or (ii) the applicable redemption or repurchase date in the event the Company elects to redeem, or the Company or a Subsidiary of the Company elects to repurchase, such Covered Debt in whole or in part with the consequence that after giving effect to such redemption or repurchase, the outstanding principal amount of such Covered Debt is less than $100,000,000.

(c)    During the 30-calendar-day period immediately preceding any Redesignation Date with respect to the Covered Debt then in effect, the Company shall identify the series of Eligible Debt that will become the Covered Debt on and after such Redesignation Date in accordance with the following procedures:

(i) the Company shall identify each series of its then outstanding long-term indebtedness for money borrowed that is Eligible Debt;

(ii) if only one series of the Company’s then outstanding long-term indebtedness for money borrowed is Eligible Debt, such series shall become the Covered Debt commencing on the related Redesignation Date; and

(iii) if the Company has more than one outstanding series of long-term indebtedness for money borrowed that is Eligible Debt, the series that has the latest occurring final maturity date shall become the Covered Debt on the related Redesignation Date.

The series of outstanding long-term indebtedness for money borrowed that is determined to be Covered Debt pursuant to clause (c)(ii) or (c)(iii) above shall be the Covered Debt for purposes of this Replacement Capital Covenant for the period commencing on the related Redesignation Date and continuing to, but not including, the Redesignation Date as of which a new series of outstanding long-term indebtedness is next determined to be the Covered Debt pursuant to the procedures set forth in this Section 3(c).

In connection with the identification of any new series of Covered Debt, the Company shall give the notices and/or make the filings or website postings provided for in Section 3(d) within the time frame provided for in such section.

(d)    Notice. In order to give effect to the intent of the Company described in Recital C, the Company covenants that:

(i) simultaneously with the execution of this Replacement Capital Covenant or as soon as practicable after the date hereof, it shall give notice to the Holder(s) of the Initial Covered Debt, in the manner provided in the indenture relating to the Initial Covered Debt, of this Replacement Capital Covenant and the rights granted to such Holder(s) hereunder;

(ii) if the Covered Debt includes securities issued in the United States, the Company shall file a Form 8-K under the Securities Exchange Act, and if Covered Debt includes securities issued outside of the United States listed on an offshore exchange, the Company shall file an informational report with such exchange, in each case, containing a description of the covenant set forth in Section 2 and identifying the series of long-term indebtedness for borrowed money that is Covered Debt as of the date of such filing or report, and including a copy of this Replacement Capital Covenant as an exhibit;

(iii) it shall, if a series of the Company’s long-term indebtedness for money borrowed (1) becomes Covered Debt or (2) ceases to be Covered Debt, (A) give notice of such occurrence within 30 calendar days to the holders of such long-term indebtedness for money borrowed in the manner provided for in the indenture, fiscal agency agreement or other instrument under which such long-term indebtedness for money borrowed was issued and (B) if and so long as it is a reporting company under the Securities Exchange Act, report such change by making the filing or report in the manner specified in clause (d)(ii), as applicable;

(iv) if and so long as it is a reporting company under the Securities Exchange Act, the Company shall include in each annual report filed with the Commission on Form 10-K under the

Securities Exchange Act a description of the covenant set forth in Section 2 and identify the series of long-term indebtedness for borrowed money that is Covered Debt as of the date such Form 10-K is filed with the Commission;

(v) if and so long as it is not a reporting company under the Securities Exchange Act, it shall post on its website the information required by clauses (d)(ii), (d)(iii) and (d)(iv); and

(vi) promptly upon request by any Holder of Covered Debt, provide such Holder with an executed copy of this Replacement Capital Covenant.

SECTION 4. Termination, Amendment and Waiver.

(a)    The obligations of the Company pursuant to this Replacement Capital Covenant shall remain in full force and effect until the earliest date (the ‘‘Termination Date’’) to occur of:

(i) November 15, 2046;

(ii) the date, if any, on which the Holder(s) of a majority by principal amount of the then-effective series of Covered Debt consent or agree in writing to the termination of this Replacement Capital Covenant and the obligations of the Company hereunder;

(iii) the date on which the Company does not have any series of outstanding Eligible Subordinated Debt or Eligible Senior Debt (in each case without giving effect to the rating requirement in clause (b) of the definition of each such term); and

(iv) the date on which the Company does not have any outstanding Preference Shares.

From and after the Termination Date, the obligations of the Company pursuant to this Replacement Capital Covenant shall be of no further force and effect.

(b)    This Replacement Capital Covenant may be amended or supplemented from time to time by a written instrument signed by the Company with the consent of the Holder(s) of a majority by principal amount of the then-effective series of Covered Debt, provided that this Replacement Capital Covenant may be amended or supplemented from time to time by a written instrument signed only by the Company (and without the consent of the Holder(s) of the then-effective series of Covered Debt) if:

(i) the effect of such amendment or supplement is solely to (A) eliminate Ordinary Shares or Mandatorily Convertible Preference Shares as a security or securities covered by Sections 2(i) and (ii), provided that the Company has been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in the Company’s earnings per share as calculated for financial reporting purposes or (B) impose additional restrictions on the ability of the Company to redeem or repurchase Preference Shares in any circumstance, including extending the termination date specified in Section 4(a)(i), the dates specified in the definition of Applicable Percentage and the dates specified in the definition of Qualifying Replacement Capital Securities, and in the case of each of clauses (A) and (B) such amendment or supplement is not adverse to the Holder(s) of the then-effective series of Covered Debt; or

(ii) such amendment or supplement is not adverse to the Holder(s) of the then-effective series of Covered Debt and an officer of the Company has delivered to the Holder(s) of the then effective series of Covered Debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such Covered Debt a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to the Holder(s) of the then-effective series of Covered Debt.

(c)    For purposes of Sections 4(a) and 4(b), the Holder(s) whose consent or agreement is required to terminate, amend or supplement the obligations of the Company under this Replacement Capital Covenant shall be the Holder(s) of the then-effective Covered Debt as of a record date established by the Company that is not more than 30 calendar days prior to the date on which the Company proposes that such termination, amendment or supplement becomes effective.

SECTION 5.Miscellaneous.

(a)    This Replacement Capital Covenant shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflicts of law principles.

(b)    This Replacement Capital Covenant shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Covered Debtholders as they exist from time-to-time (it being understood and agreed by the Company that any Person who is a Covered Debtholder at the time such Person initiates a claim or proceeding to enforce its rights under this Replacement Capital Covenant after the Company has violated its covenants in Section 2 and before the series of long-term indebtedness for money borrowed held by such Person is no longer Covered Debt, such Person’s rights under this Replacement Capital Covenant shall not terminate by reason of such series of long-term indebtedness for money borrowed no longer being Covered Debt until the termination of such claim or proceeding). Except as specifically provided herein, this Replacement Capital Covenant shall have no other beneficiaries, and no other Persons are entitled to rely on this Replacement Capital Covenant.

(c)    All demands, notices, requests and other communications to the Company under this Replacement Capital Covenant shall be deemed to have been duly given and made if in writing and:

(i) if served by personal delivery upon the Company, on the day so delivered (or, if such day is not a Business Day, the next succeeding Business Day);

(ii) if delivered by registered post or certified mail, return receipt requested, or sent to the Company by a national or international courier service, on the date of receipt by the Company (or, if such date of receipt is not a Business Day, the next succeeding Business Day); or

(iii) if sent by telecopier, on the day telecopied, or if not a Business Day, the next succeeding Business Day, provided that the telecopy is promptly confirmed by telephone confirmation thereof,

and in each case to the Company at the address set forth below, or at such other address as the Company may thereafter notify to Covered Debtholders or post on its website as the address for notices under this Replacement Capital Covenant:

Aspen Insurance Holdings Limited
Maxwell Roberts Building
1 Church Street
Hamilton HM 11
Bermuda

Attention: Julian Cusack, Chief Financial Officer
Facsimile No: 441-295-1829

IN WITNESS WHEREOF, the Company has caused this Replacement Capital Covenant to be executed by its duly authorized officer, as of the day and year first above written.

ASPEN INSURANCE HOLDINGS LIMITED
By: Name: Title:

Schedule 1

Definitions

‘‘Alternative Payment Mechanism’’ means, with respect to any securities, that such securities or related transaction agreements include a provision to the effect that, upon the occurrence of certain events specified in such securities or related transaction agreements, the Company:

(a) shall (i) sell, or use its commercially reasonable efforts to sell, its Ordinary Shares, rights to purchase Ordinary Shares or Qualifying Preference Shares, unless a Market Disruption Event has occurred and is continuing, in amount such that the net proceeds of such sale equal or exceed the amount of accumulated and unpaid deferred Distributions on such securities (including any compounded amounts) and (ii) apply the proceeds of such sale to pay such deferred Distributions; and

(b) shall not, from and after the occurrence of any of such specified events until, but excluding, the End Date, pay any accumulated and unpaid deferred Distributions on such securities to the extent such Distributions exceed the net proceeds of such sale;

provided that the aggregate net proceeds from the issuance or sale of Qualifying Preference Shares that may be used to pay deferred Distributions shall not exceed 25% of the initial aggregate liquidation preference or principal amount of the Qualifying Replacement Capital Securities; and provided further that the number of any Ordinary Shares that may be issued or sold, together with the number of Ordinary Shares underlying any rights to purchase Ordinary Shares that may be issued or sold, to pay deferred Distributions attributable to the first five years of any deferral period (including compounded amounts thereon), together with the aggregate number of Ordinary Shares and number of Ordinary Shares underlying rights to purchase Ordinary Shares so issued and sold previously, may be limited to an amount equal to 2% of the number of Ordinary Shares outstanding contemporaneously with the date of such issuance or sale.

‘‘Applicable Percentage’’ means:

(a) 133.33% with respect to any redemption or repurchase prior to November 15, 2016;

(b) 200% with respect to any redemption or repurchase on or after November 15, 2016 and prior to November 15, 2036; and

(c) 400% with respect to any redemption or repurchase on or after November 15, 2036.

‘‘Business Day’’ means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City or Bermuda generally are authorized or obligated by law or executive order to close.

‘‘Commission’’ has the meaning specified in Recital B.

‘‘Company’’ has the meaning specified in the introduction to this instrument.

‘‘Covered Debt’’ means:

(a) at the date of this Replacement Capital Covenant and continuing to, but not including, the first Redesignation Date, the Initial Covered Debt; and

(b) thereafter, commencing with each Redesignation Date and continuing to, but not including, the next succeeding Redesignation Date, the Eligible Debt identified pursuant to Section 3(b) as the Covered Debt for such period.

‘‘Covered Debtholder’’ means each Person (whether a Holder or a beneficial owner holding through a participant in a clearing agency) that holds Covered Debt, for so long as the long-term indebtedness for money borrowed of the Company that such Person holds is Covered Debt.

‘‘Debt Exchangeable for Equity’’ means any security or combination of securities that:

(a) gives the holder a beneficial interest in (i) Most Junior Subordinated Debt Securities that are Non-Cash Cumulative and (ii) a stock purchase contract that will result in the holder of the security acquiring a beneficial interest in Ordinary Shares or Qualifying Preference Shares; provided that the number of Ordinary Shares to be acquired pursuant to the stock purchase contract shall be within a range that is established at the time of issuance of the stock purchase contract;

(b) includes a remarketing feature pursuant to which the Most Junior Subordinated Debt Securities are remarketed to new investors within five years from the date of issuance of the security (or combination of securities) or earlier in the event of an early settlement event based on one or more financial tests or other express terms set forth in the terms of such securities or related transaction agreements;

(c) provides for the proceeds raised in the remarketing to be used to satisfy the holder’s payment obligations (if not otherwise fulfilled) in respect of the required purchase of Ordinary Shares or Qualifying Preference Shares;

(d) includes a replacement capital covenant substantially similar to this Replacement Capital Covenant, provided that such replacement capital covenant will apply to such security (or combination of securities) and to any such Qualifying Preference Shares and will not include Debt Exchangeable for Equity in the definition of ‘‘Qualifying Replacement Capital Securities’’;

(e) after the issuance of such Ordinary Shares or Qualifying Preference Shares, provides the holder of the security with a beneficial interest in such Ordinary Shares or Qualifying Preference Shares;

(f) includes a provision granting the Company a security interest in the Most Junior Subordinated Debt Securities to secure the holder’s obligation to purchase such Ordinary Shares or Qualifying Preference Shares; and

(g) includes a provision defining a failed remarketing and specifying that the consequence of a failed remarketing will be that such Ordinary Shares or Qualifying Preference Shares will be acquired in exchange for the Most Junior Subordinated Debt Securities.

‘‘Distributions’’ means, as to any security or combination of securities, dividends, interest payments or other income distributions to the holders thereof that are not Subsidiaries of the Company.

‘‘Eligible Debt’’ means, at any time, Eligible Subordinated Debt or, if no Eligible Subordinated Debt is then outstanding, Eligible Senior Debt.

‘‘Eligible Senior Debt’’ means, at any time in respect of the Company, each series of then-outstanding long-term indebtedness for money borrowed that:

(a) upon a bankruptcy, liquidation, dissolution or winding up of the Company, ranks most senior among the Company’s then outstanding classes of indebtedness for money borrowed;

(b) is then assigned a rating by at least one NRSRO (provided that this clause (b) shall apply on a Redesignation Date only if on such date the Company has outstanding senior long-term indebtedness for money borrowed that satisfies the requirements of clauses (a), (c), (d) and (e) that is then assigned a rating by at least one NRSRO);

(c) will not mature within two years;

(d) has an outstanding principal amount of not less than $100,000,000; and

(e) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents.

For purposes of this definition as applied to securities with a CUSIP, ISIN or Common Code number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the Company, the securities of such intermediate entity that have) a separate CUSIP, ISIN or Common Code number shall be deemed to be a series of the Company’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

‘‘Eligible Subordinated Debt’’ means, at any time in respect of the Company, each series of then-outstanding long-term indebtedness for money borrowed that:

(a) upon a bankruptcy, liquidation, dissolution or winding up of the Company, ranks subordinate to the Company’s then outstanding classes of indebtedness for money borrowed that ranks most senior;

(b) is then assigned a rating by at least one NRSRO (provided that this clause (b) shall apply on a Redesignation Date only if on such date the Company has outstanding subordinated long-term indebtedness for money borrowed that satisfies the requirements in clauses (a), (c), (d) and (e) that is then assigned a rating by at least one NRSRO);

(c)    will not mature within two years;

(d) has an outstanding principal amount of not less than $100,000,000, and

(e) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents.

For purposes of this definition as applied to securities with a CUSIP, ISIN or Common Code number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the Company, the securities of such intermediate entity that have) a separate CUSIP, ISIN or Common Code number shall be deemed to be a series of the Company’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

‘‘End Date’’ means, with respect to any securities, the earliest to occur of:

(a) the Company’s failure to pay Distributions (including, without limitation, all deferred and accumulated amounts) in full for ten years;

(b) any liquidation, dissolution, winding up, reorganization, insolvency, receivership or proceeding under any bankruptcy law with respect to the Company;

(c) an event of default and acceleration with respect to such securities; and

(d) the final maturity of such securities.

‘‘Holder’’ means, as to the Covered Debt then in effect, each holder of such Covered Debt as reflected on the securities register maintained by or on behalf of the Company with respect to such Covered Debt.

‘‘Initial Covered Debt’’ means the Company’s 6.00% Senior Notes Due August 15, 2014 issued in the aggregate principal amount of $250,000,000.

‘‘Intent-Based Replacement Disclosure’’ means, with respect to any security or combination of securities that the Company has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the Commission made by the Company under the Securities Exchange Act prior to or contemporaneously with the issuance of such securities, that the Company will repay, redeem or repurchase such securities or, in the case of any securities that are convertible or exchangeable in whole or in part into cash, will pay any such cash in respect of such securities only if it has received an amount of net proceeds at least equal to the applicable repayment, redemption or repurchase price of such securities or such cash payment from the offer and sale of securities issued by the Company that are as or more equity-like than such securities, within six months prior to the applicable repayment, redemption or repurchase date or applicable cash payment date.

‘‘Limitation on Distributions in Bankruptcy Provision’’ means, with respect to any securities of the Company, provisions in the terms thereof or of the related transaction agreements that, upon any liquidation, dissolution, winding up, reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the Company, limit the claim of the holders of such securities (other than Qualifying Preference Shares) for Distributions (or in the case of securities containing a Mandatory Trigger Provision, Distributions that accumulate during a period in which the Company fails to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements) to:

(a) in the case of securities not permitting the issuance and sale of Qualifying Preference Shares pursuant to an Alternative Payment Mechanism, 25% of the principal amount of such securities then outstanding; or

(b) in all other cases, two years of accumulated and unpaid Distributions (including compounded amounts thereon).

‘‘Mandatorily Convertible Preference Shares’’ means preference shares of the Company with:

(a) no prepayment obligation on the part of the Company, whether at the election of the holders or otherwise; and

(b) a requirement that the preference shares convert into a number of Ordinary Shares within three years from the date of the issuance of the preference shares at a conversion ratio within a range established at the time of issuance of the preference shares.

‘‘Mandatory Deferral Provision’’ means, with respect to any securities of the Company, a provision in the terms thereof or of the related transaction agreements that prohibit the Company from paying any Distributions on such securities upon the failure, and for so long as the failure continues to occur, by the Company to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements.

‘‘Mandatory Trigger Provision’’ means, with respect to any securities of the Company, provisions in the terms thereof or of the related transaction agreements that:

(a) (i) include an Alternative Payment Mechanism that becomes effective within two years of a failure to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements or (ii) in the case of Qualifying Preference Shares, include provisions that, from and after the occurrence of the failure to satisfy any of such financial tests until, but excluding, the End Date, prohibit the Company from paying any deferred Distributions in an amount that exceeds the net proceeds of the sale of Ordinary Shares, rights to purchase Ordinary Shares or Qualifying Preference Shares;

(b) in the case of securities other than Qualifying Preference Shares, prohibit the Company from repurchasing any of its Ordinary Shares prior to the date six months after the Company has paid all deferred Distributions in full; and

(c) include a Limitation on Distributions in Bankruptcy Provision.

No remedy other than Permitted Remedies will arise by the terms of such securities or related transaction agreements in favor of the holders of such securities as a result of the Company’s failure to pay Distributions because of the Mandatory Trigger Provision or as a result of the Company’s exercise of its right under an Optional Deferral Provision until Distributions have been deferred for at least ten years.

‘‘Market Disruption Events’’ means the occurrence or existence of any of the following events or sets of circumstances:

(a) trading in securities generally on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which the Company’s Ordinary Shares and/or preference shares are then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted;

(b) the Company would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue the applicable securities of the Company and the Company fails to obtain such consent or approval notwithstanding its commercially reasonable efforts to obtain such consent or approval;

(c) there shall have occurred such a material adverse change in domestic or international economic, political or financial conditions (including from terrorist activities), or the effect of international conditions on the financial markets in the United States that materially disrupts trading in securities generally on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which the Company’s Ordinary Shares and/or preference shares are then listed or traded, or the issuance and sale of the Company’s Ordinary Shares and/or preference shares; or

(d) an event occurs and is continuing as a result of which the offering document for the Ordinary Shares, rights to purchase Ordinary Shares and/or Qualifying Preference Shares would, in the Company’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such offering document or necessary to make the statements in such offering document not misleading and either (i) the disclosure of such event, in the Company’s reasonable judgment, would have a material adverse effect on its business or (ii) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Company’s ability to consummate such transaction; provided that one or more events described in this clause (d) shall not constitute a Market Disruption Event for a period longer than six months.

‘‘Most Junior Subordinated Debt Securities’’ mean debt securities of the Company that rank upon a liquidation, dissolution or winding-up of the Company junior to all of the Company’s other long-term indebtedness for money borrowed (other than the Company’s long-term indebtedness for money borrowed from time to time outstanding that by its terms ranks pari passu with such securities) and pari passu with the claims of the Company’s trade creditors.

‘‘Non-Cash Cumulative’’ means, with respect to any securities of the Company, that the securities include:

(a) an Optional Deferral Provision;

(b) an Alternative Payment Mechanism that becomes effective after the Company has deferred in whole or in part payment of Distributions on such securities for up to five years; and

(c) a Limitation on Distributions in Bankruptcy Provision.

‘‘Non-Cumulative’’ means, with respect to any securities of the Company, that either:

(a) the Company may elect not to make any number of periodic Distributions or interest payments without any remedy arising under the terms of the securities or related agreements in favor of the holders, other than Permitted Remedies; or

(b) except for purposes of the definition of ‘‘Qualifying Preference Shares,’’ the securities are Non-Cash Cumulative.

‘‘NRSRO’’ means a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act.

‘‘Optional Deferral Provision’’ means, with respect to any securities of the Company, a provision in the terms thereof or of the related transaction agreements that permits the Company to, in its sole discretion, defer in whole or in part payment of Distributions on such securities for up to ten years, without any remedy other than Permitted Remedies.

‘‘Ordinary Shares’’ means ordinary shares of the Company, par value 0.15144558 cents per share (including ordinary shares and rights to acquire ordinary shares issued pursuant to the Company’s employee benefit plans and any dividend reinvestment plan).

‘‘Permitted Remedies’’ means, with respect to any securities of the Company, one or more of the following remedies:

(a) rights in favor of the holders of such securities permitting such holders to elect or appoint one or more directors of the Company (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded);

(b) complete or partial prohibitions on the Company paying Distributions on or repurchasing ordinary shares or other securities that rank pari passu with or junior as to Distributions to such securities for so long as Distributions on such securities, including unpaid Distributions, remain unpaid; and

(c) provisions obliging the Company to cause, or use commercially reasonable efforts to cause, such unpaid Distributions to be paid in full pursuant to an Alternative Payment Mechanism.

‘‘Person’’ means any individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.

‘‘Preference Shares’’ has the meaning specified in Recital A.

‘‘Qualifying Preference Shares’’ means Non-Cumulative perpetual preference shares of the Company (or depositary shares representing interests in such preference shares) that:

(a) ranks pari passu with or junior to other preference shares of the Company; and

(b) (i) is non-callable, (ii) is subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or (iii) has Intent-Based Replacement Disclosure and a Mandatory Deferral Provision.

‘‘Qualifying Replacement Capital Securities’’ means securities that, in the determination of the Company’s board of directors reasonably construing the definitions and other terms of this Replacement Capital Covenant, satisfy one of the following criteria:

(a) Ordinary Shares;

(b) Debt Exchangeable for Equity;

(c) Mandatorily Convertible Preference Shares; or

(d) preference shares and debt securities that meet one of the following criteria:

(i) in connection with any redemption or repurchase of the Preference Shares prior to November 15, 2016, all preference shares or Most Junior Subordinated Debt Securities issued by the Company that meet one of the following criteria:

(A) (1) have no maturity or a maturity of at least 60 years and are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant and (2) are Non-Cumulative;

(B) (1) have no maturity or a maturity of at least 60 years with Intent-Based Replacement Disclosure and (2) have a Mandatory Trigger Provision and an Optional Deferral Provision; or

(C) (1) have no maturity or a maturity at least 40 years and are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant and (2) have a Mandatory Trigger Provision and an Optional Deferral Provision; or

(ii) in connection with any redemption or repurchase of the Preference Shares on or after November 15, 2016 and prior to November 15, 2036:

(A) all preference shares or debt securities described under clause (d)(i) of this definition;

(B) all preference shares or Most Junior Subordinated Debt Securities issued by the Company that meet one of the following criteria:

(1) (a) have no maturity or a maturity of at least 60 years and are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant and (b) have an Optional Deferral Provision;

(2) (a) have no maturity or a maturity of at least 60 years with Intent-Based Replacement Disclosure and (b) are Non-Cumulative;

(3) (a) have no maturity or a maturity of at least 60 years and (b) have a Mandatory Trigger Provision and an Optional Deferral Provision;

(4) (a) have a maturity at least 40 years and are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant and (b) are Non-Cumulative;

(5) (a) have a maturity at least 40 years with Intent-Based Replacement Disclosure and (b) have a Mandatory Trigger Provision and an Optional Deferral Provision; or

(6) (a) have a maturity of at least 25 years and are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant and (b) have a Mandatory Trigger Provision and an Optional Deferral Provision; or

(iii) in connection with any redemption or repurchase of Preference Shares at any time on or after November 15, 2036:

(A) all preference shares or debt securities described under clause (d)(i) or (d)(ii) of this definition;

(B) all preference shares or Most Junior Subordinated Debt Securities issued by the Company that meet one of the following criteria:

(1) (a) have no maturity or a maturity of at least 60 years and are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant and (b) have an Optional Deferral Provision;

(2) (a) have no maturity or a maturity of at least 60 years with Intent-Based Replacement Disclosure and (b) have an Optional Deferral Provision;

(3) (a) have no maturity or a maturity of at least 60 years and (b) are Non-Cumulative;

(4) (a) have a maturity of at least 40 years and are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant and (b) have an Optional Deferral Provision;

(5) (a) have a maturity at least 40 years with Intent-Based Replacement Disclosure and (b) are Non-Cumulative;

(6) (a) have a maturity of at least 40 years with Intent-Based Replacement Disclosure and (b) have a Mandatory Trigger Provision;

(7)(a) have a maturity of at least 25 years and are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant and (b) are Non-Cumulative; or

(8) (a) have a maturity at least 25 years and are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant and (b) have a Mandatory Trigger Provision.

‘‘Redesignation Date’’ means, as to the Covered Debt in effect at any time, the earliest of:

(a) the date that is two years prior to the final maturity date of such Covered Debt;

(b) if the Company elects to redeem, or the Company or a Subsidiary of the Company elects to repurchase, such Covered Debt either in whole or in part with the consequence that after giving effect to such redemption or repurchase, the outstanding principal amount of such Covered Debt is less than $100,000,000, the applicable redemption or repurchase date; and

(c) if such Covered Debt is not Eligible Subordinated Debt, the date on which the Company issues Eligible Subordinated Debt.

‘‘Replacement Capital Covenant’’ has the meaning specified in the introduction to this instrument.

‘‘Securities Exchange Act’’ means the United States Securities Exchange Act of 1934, as amended.

‘‘Subsidiary’’ means, at any time, any Person the shares of stock or other ownership interests of which having ordinary voting power to elect a majority of the board of directors or other managers of such Person are at the time owned, or the management or policies of which are otherwise at the time controlled, directly or indirectly through one or more intermediaries (including other Subsidiaries) or both, by another Person.

‘‘Termination Date’’ has the meaning specified in Section 4(a).